Exhibit 10.5

EXECUTION

November 3, 2016

Byron W. Milstead

Dear Byron:

Reference is made to the Agreement and Plan of Merger by and among Lattice Semiconductor Corporation (the “Company”), Canyon Bridge Acquisition Company, Inc. (“Parent”) and the other parties thereto, dated as of November 3, 2016 (the “Merger Agreement”) and the Employment Agreement, by and between you and the Company, dated as of May 14, 2008, as amended and restated as of December 8, 2008, and as modified by that certain Singapore Letter of Appointment dated as of January 1, 2016 (the “Employment Agreement”). Capitalized terms used but not otherwise defined herein have the meaning set forth in the Merger Agreement.

In consideration of your continued employment with the Company following the Effective Time and your receipt of consideration in the Merger in respect of your Company RSUs and your Company Stock Options, you hereby agree and acknowledge as follows:

1. Effective as of the Closing Date, you waive any right you may have to any payments and benefits, whether under your Employment Agreement, any compensatory equity award agreement or otherwise, as a result of, or in connection with, a diminution or adverse change to your duties, authority, title or responsibilities in connection with the Merger, including, for the avoidance of doubt, your right to receive the termination benefits described in Section 6 of the Employment Agreement upon a termination of your employment with the Company for Good Reason (as defined in the Employment Agreement). You acknowledge and agree that the changes to your duties, authority, title and responsibilities as of immediately following the Closing Date that occur as a result of the Merger, or as a result of the Company no longer being a publicly traded/listed corporation, do not constitute Good Reason.

2. Effective as of the Closing Date, Section 6(h) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Good Reason Definition. For all purposes under this Agreement, “Good Reason” shall mean the occurrence of any of the following, without Executive’s express written consent: (i) a material diminution of Executive’s duties or responsibilities, provided that no change in duties or responsibilities shall constitute Good Reason if, after such change, the Company’s Board of Directors determines that Executive will report to either the CEO or the Company’s Chief Operating Officer; (ii) a material diminution Executive’s Base Salary or Target Amount other than a one-time reduction (not exceeding 10% in the aggregate) that also is applied to substantially all other executive officers of the Company on the CEO’s written recommendation or written approval if Executive’s reduction is substantially proportionate to, or no greater than (on a percentage basis), the reduction applied to substantially all other executive officers; (iii) the Company’s material breach of this Agreement; or (iv) the Company requiring Executive to relocate his primary place of employment to a facility or location that is more than 30 miles from his principal place of employment as of the Effective Date; provided, however, that Executive will only have Good Reason if (A) he notifies the Board in writing of the existence of the condition which he believes constitutes Good Reason within ninety (90) days of the initial existence of such condition (which notice specifically identifies such condition), (B) Company fails to remedy such condition within thirty (30) days after the date on which the Board receives such notice (the “Remedial Period”), and (C) his resignation is effective within thirty (30) days after the expiration of the Remedial Period.”

3. Effective as of the Closing Date, the definition of “Compensatory Equity” set forth in Section 2(d) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“(any compensatory equity grants to Executive made prior to November 3, 2016, which is the date on which the Company and Canyon Bridge Acquisition Company, Inc. (“Parent”) entered into the Agreement and Plan of Merger by and among the Company, Parent and the other parties thereto, together with any rights to receive cash in accordance with Section 2.04(b) of that Agreement and Plan of Merger with respect to such equity grants (“Compensatory Equity”)).”

This Letter Agreement will be null, void and have no force and effect if the Merger Agreement is terminated and the Merger does not occur. You acknowledge and agree that this Letter Agreement is intended to be a material inducement for Parent to enter into the Merger Agreement and effect the transactions contemplated thereby, and Parent is relying on your execution and delivery of this Letter Agreement in determining whether to proceed to consummate the Merger. You also acknowledge and agree that your continued employment with the Company following the Effective Time and your receipt of consideration in the Merger in respect of your Company RSUs and your Company Stock Options represents material and sufficient consideration for this Letter Agreement. By agreeing to this Letter Agreement, you further hereby waive and release any and all known or unknown rights to assert a claim that the consummation of the Merger, or changes to the terms and conditions of your employment as a result of the Merger, and made as a (direct or indirect) result of the Merger, constitute Good Reason under the Employment Agreement (as amended by this Letter Agreement).

This Letter Agreement, together with the Employment Agreement, represents the entire agreement and understanding between the Company, Parent and you as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Letter Agreement may be modified only by written agreement executed the Company, Parent and you that is designated as a further amendment to this Letter Agreement. You acknowledge and agree that you are entering into this Letter Agreement voluntarily and without duress, and that nothing in this Letter Agreement constitutes “Good Reason” as defined under your Employment Agreement.

[Signature page follows]

Please sign below to indicate your acknowledgment and acceptance of the terms of this Letter Agreement.

Very truly yours, LATTICE SEMICONDUCTOR CORPORATION

By:	/s/ Darin G. Billerbeck

Name:	Darin G. Billerbeck
Title:	President & CEO

Please sign below to indicate your acknowledgment and acceptance of the terms of this Letter Agreement.

Very truly yours, CANYON BRIDGE ACQUISITION COMPANY, INC.

By:	/s/ Benjamin Bin Chow

Name:	Benjamin Bin Chow
Title:	President

Please sign below to indicate your acknowledgment and acceptance of the terms of this Letter Agreement.

Agreed to and acknowledged as of the 3rd day of November, 2016:

/s/ Byron W. Milstead
Name: Byron W. Milstead